Exhibit 10.4

April 20, 2023

BD Vermögensverwaltungs GmbH

Ostendstr.181
90482 Nürnberg
Attn: Straub & Kollegen Rechtsanwaltsgesellschaft

BD 1 Investment Holding, LLC
1675 South State Street, Suite B
Kent County, Delaware 19901
Attention: Johannes Kuhn

FL1 Holding GmbH

Ostendstr. 181

90482 Nürnberg

Attn: Ralf Straub, Managing Director

RE: Omnibus Side Letter Agreement

Reference is made to that certain Asset Purchase Agreement, dated as of April 17, 2023 (the “Purchase Agreement”), by and among Ascent Solar Technologies, Inc. (“Buyer”) and Flisom AG (“Seller”). Capitalized terms used but not defined herein, including in Annex 1 hereto, have the meaning given to them in the Purchase Agreement.

In consideration of the transactions contemplated by the Purchase Agreement and this letter agreement (this “Agreement”), including the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, FL1 Holding GmbH (“FL1”), BD Vermögensverwaltungs GmbH (“Principal”) and, solely for purposes of Section 1(g) and Section 2(b), BD 1 Investment Holding, LLC, (“Investor”), hereby agree as follows:

1. Covenants of the Parties

(a) For a period of five years following the Effective Date, each of Principal and FL1 hereby covenants not to, and agrees to cause their respective Affiliates, including Seller, not to, directly or indirectly, for itself or on behalf of any other Person, compete with Buyer in connection with the manufacturing, sale or distribution of products substantially similar to or competitive with the products manufactured with the Purchased Equipment prior to the Effective Date or within the scope of the Manufacturing Process as conducted by Seller prior to the Effective Date, including, for the avoidance of doubt, by granting any license to intellectual property or selling any product to any Person for the purpose of, or to facilitate any Person in, manufacturing, selling or distributing products substantially similar to or competitive with the products manufactured with the Purchased Equipment prior to the Effective Date or within the scope of the Manufacturing Process.

(b) For a period of five years following the Effective Date, each of Principal and FL1 hereby covenants not to, and agrees to cause their respective Affiliates, including Seller, not to, directly or indirectly for itself or on behalf of any other Person, solicit or interfere with Buyer’s relationship with, or solicitation of (i) Procadrans or any Affiliates of Procadrans or (ii) any of the top 10 customers of the products manufactured by Seller with the Purchased Equipment prior to the Effective Date.

(c) For a period of five years following the Effective Date, each of Principal and FL1 hereby covenants not to, and shall cause its Affiliates, including Seller, not to, directly or indirectly for itself or on behalf of any other Person, induce or attempt to induce any officer, employee, director, manager, independent contractor or consultant of Buyer (including any Transferred Employee) to leave the employ or engagement of Buyer or any of its Affiliates, or in any way interfere with such individual’s relationship with Buyer or any of its Affiliates, or (ii) solicit, hire or engage any Person who is an officer, director, employee, manager, independent contractor or consultant of Buyer at the time of such solicitation, hiring or engagement; provided, however, that the restrictions contained in this Section 1(c) shall not prevent (A) the hiring or engaging of any officer, director, employee, manager, independent contractor or consultant of Buyer following a termination of such Person by Buyer, or (B) the placement of general advertisements or other notices of employment opportunities (including through recruiting firms) that are not directly targeted to any current or former officer, director, employee, manager, independent contractor or consultant of Buyer otherwise covered by the scope of such restriction, and the hiring of any such persons who respond to any such direct advertisement or other notice.

(d) FL1 hereby covenants, on behalf of itself and its Affiliates, including Seller, that, from and after the Effective Date:

(i)	FL1 shall cause Seller to solely use the Specified IP for the internal use of Seller and its subsidiaries for the manufacture of products at the Kecskemét, Hungary facilities of Seller’s subsidiary and sale of such products by Seller; provided, that (i) other than as expressly contemplated in the Purchase Agreement, until such time as each of Seller, Buyer and TubeSolar AG (“TubeSolar”) enter into a Joint Collaboration Agreement (or comparable agreement) (the “Joint Collaboration Agreement”) mutually acceptable to such Persons relating to the licensing and use of the Specified IP, Seller shall not grant any sublicense to the Specified IP to any Person, including any Affiliate of Seller, without the prior written consent of ASTI, and (ii) following such time as each of Seller, Buyer and TubeSolar enter into the Joint Collaboration Agreement, Seller may grant sublicenses and rights to the Specified IP to its Affiliates and other Persons, as applicable, as and to the extent provided in the Joint Collaboration Agreement.

(ii)	Except to the extent otherwise permitted in accordance with Section 1(d)(i) above, FL1 shall not, and shall cause Seller not to, (i) sell, transfer, dispose of or otherwise transfer any legal or economic right, title, or interest in or to the Specified IP to any Person or (ii) grant, create, incur, assume or permit to exist any Lien on the Specified IP other than the Deutsche Bank Lien.

(iii)	FL1 shall, and shall cause Seller to (A) take all steps necessary to protect and maintain the Specified IP and to ensure that any portion of the Specified IP that may be subject to trade secret protection is treated as a trade secret, including by making all reasonable efforts to guard the secrecy of such material, and (B) not take any action that would, or fail to take any action the failure of which would permit the Specified IP to lapse or result in the Specified IP entering the public domain.

(e) FL1 shall promptly (and in any event within three (3) Business Days) notify Buyer at such time as the Specified IP is released from the Deutsche Bank Lien in accordance with the terms thereof and of the DB Facility Agreement (the “Lien Release Date”). From and after the Lien Release Date, Buyer shall have the right, by delivery of written notice to FL1 and Seller (the “Buyer IP Purchase Notice”), to purchase and acquire the Specified IP from the Seller for an aggregate purchase price of $2,000,000 (the “IP Purchase Price”), and, upon receipt of the Buyer IP Purchase Notice, Principal and FL1 hereby agree to cause Seller to sell and transfer to Buyer all of Seller’s legal and beneficial right, title and interest in, to and under the Specified IP, free and clear of all Liens, other than any licenses to the Specified IP granted prior to the Lien Release Date in accordance with the terms of this Agreement (the “IP Purchase”), in accordance with this Section 1(e).

(i)	The closing of the IP Purchase (the “IP Purchase Closing”) shall take place no later than five (5) Business Days after the delivery of the Buyer IP Purchase Notice.

(ii)	At the IP Purchase Closing:

1.	Principal and FL1 shall, and shall cause Seller to (x) transfer and convey to Buyer all of Seller’s legal and beneficial right, title and interest in, to and under the Specified IP, free and clear of all Liens, (y) take all actions and execute and deliver all documents as may be reasonably necessary to consummate the IP Purchase, including, without limitation, delivering any certificates, instruments or consents as Buyer shall deem reasonably necessary or appropriate and (z) deliver to Buyer a certificate, in form and substance reasonably acceptable to Buyer, executed by an executive officer (or comparable officer) of each of FL1 and Seller, certifying that the representations and warranties of Seller in Section (G) of Exhibit 2(a) are true and correct as of the closing of the IP Purchase; and

2.	Buyer shall deliver to Seller the IP Purchase Price, by wire transfer of immediately available funds, to an account designated in writing by Seller not less than two Business Days prior to the IP Purchase Closing.

(f) FL1 hereby covenants to pay to Buyer, within five (5) Business Days of written notice by Buyer (each such date, a “Payment Date”), the amount of any Regular Payments that are or become due to any Transferred Employee relating to employment periods of such Transferred Employee prior to the Effective Date (the “Pre-Closing Assumed Employee Liabilities”), that have been incurred or are reasonably expected to be incurred by Buyer on or prior to the applicable Payment Date.

(g) Each of the Principal and the Investor covenants and agrees:

(i)	that it and its Affiliates will not offer to acquire or acquire, by merger, tender offer or otherwise, all or substantially all of the outstanding shares of capital stock of the Buyer not beneficially owned by the Principal and its Affiliates (including the Investor), without satisfaction of the MFW Conditions.

(ii)	that none of the Principal or its Affiliates (including the Investor) will transfer any shares of capital stock of the Buyer beneficially owned by the Principal and its Affiliates (including the Investor) unless the transferee agrees in writing by execution of a joinder to be legally bound by Section 1(g)(i).

(iii)	that it shall be jointly and severally liable for the performance of the Principal’s and FL1’s obligations under this Agreement.

(h) The parties hereto hereby covenant and agree that, following the date hereof, they will, and will cause their applicable Affiliates to, negotiate in good faith to mutually agree, and as promptly as practicable after the date hereof execute and deliver, (i) the Subcontractor Agreement contemplated by the Purchase Agreement and (ii) the Joint Collaboration Agreement referred to herein, in each case on terms mutually acceptable to the parties thereto.

(i) The parties hereto hereby covenant and agree that, as promptly as practicable following the SPA Closing, Buyer shall, and FL1 shall cause Seller to:

(i)	enter into an amendment to the Sublease Agreement to amend Section 5.2 of the Sublease Agreement to (A) add at the end of the first sentence thereof: “, in the amount of 95% of such ancillary and operating costs” and (B) add after the last sentence thereof: “The remaining 5% of the ancillary and operating costs related to the use of the Premises are borne by the Sublessor.”

(ii)	enter into an amendment to the Transition Service Agreement to amend and restate the text under “Service Fees” in Schedule A thereto to read as follows: “The Service Fee for each the Services identified below shall be the cost therefor incurred by Seller plus 5.0%, as set forth in reasonably detailed supporting documentation to be provided by Seller to Buyer at the time of invoice.”

(j) At or prior to the date hereof, FL1 or Seller shall have satisfied, or caused an Affiliate to satisfy, all outstanding payment obligations and other Liabilities (including all accrued rent payments or other amounts that may be due) relating to the lease of the facility at Gewerbestrasse 16, 8155 Niederhasli, Switzerland, including to the extent required to ensure that the Purchased Assets are conveyed to Buyer free and clear of all Liens.

2. Representations and Warranties

(a) Principal and FL1 hereby represent and warrant to Buyer that the representations of Principal and FL1, including the representations of Principal and FL1 for and on behalf of Seller, set forth in Exhibit 2(a) are true and complete as of the Effective Date and the date hereof.

(b) Investor hereby represents and warrants to Buyer that the representations of Investor set forth in Exhibit 2(b) are true and complete as of the date hereof.

(c) Buyer hereby represents and warrants to Principal and FL1 that the representations of Buyer listed in Exhibit 2(c) are true and complete as of the date hereof.

(d) The compensation for Damages, including those resulting from breach of any representation, warranty or restrictive covenant contained in this Agreement or the breach by Seller of any of its obligations under the Purchase Agreement, as well as the limitation on liability of the parties hereto, is set forth in Exhibit 2(d).

3. Buyer Put Right

(a) Subject to the terms and conditions of this Agreement, beginning on the date hereof and for a period of 12 months hereafter (such 12-month period, the “Put Period”), Buyer shall have the right (the “Put Right”), but not the obligation, to cause FL1 to (i) purchase the Purchased Equipment for an amount equal to $5,000,000, plus applicable VAT, if any (the “Equipment Put Price”) and (ii) to accept the transfer of the employment contracts of those employees of Buyer in Switzerland functionally predominantly working with the Purchased Equipment (the “Specified Employees”), on the basis set forth in Section 5 of the Purchase Agreement, for purposes of this Section 3(a), as if references to “Seller” and “Buyer” therein were references to Buyer and FL1, respectively, and references to the “Effective Date” were to the date of exercise of the Equipment Put Right.

(b) If Buyer desires to exercise the Put Right during the Put Period, Buyer shall deliver to FL1 a written, unconditional and irrevocable notice (a “Put Exercise Notice”) exercising the Put Right at the Equipment Put Price, after which FL1 hereby agrees that FL1 shall (i) repurchase from Buyer the Purchased Equipment for no additional consideration other than the Equipment Put Price, and (ii) consummate the closing of the purchase and sale of such Purchased Equipment and assume the employment contracts of the Specified Employees in accordance with applicable law within ninety (90) days following the date of the Put Exercise Notice. At the closing thereof, FL1 will pay the Equipment Put Price to Buyer for the Purchased Equipment by wire transfer of immediately available funds in U.S. dollars to an account designated by Buyer in writing not less than three (3) business days prior to the closing of the Put Right. Subject to applicable Laws, FL1 and Buyer shall take all actions as may be reasonably necessary to consummate the purchase and sale and transfer of the Specified Employees contemplated by this Section 3, including, without limitation, delivering any certificates, instruments or consents as the parties deem necessary or appropriate. Following the repurchase of the Purchased Equipment, all rights of Buyer in the Purchased Equipment shall cease.

4. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other parties.

(b) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(c) Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(d) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(ii) All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Commercial Division of the New York State Supreme Court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (A) submit to the exclusive jurisdiction of any federal or state court sitting in the City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(d).

(e) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(f) Further Assurances. If at any time after the date hereof any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties hereto shall take, and shall cause their respective Affiliates to take, any action (including the execution and delivery of any instruments and documents) as any other party reasonably may request.

(g) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (e.g., “.pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature page follows]

The parties hereto have executed this Agreement as of the date first written above.

ascent solar technolgies, inc.

By:	/s/ Jeffrey Max
(Signature)

Name:	Jeffrey Max
Title:	CEO

FL1 Holding Gmbh

By:	/s/ Ralf Straub
(Signature)

Name:	Ralf Straub
Title:	Managing Director

BD Vermögensverwaltungs GmbH

By:	/s/ Ralf Straub
(Signature)

Name:	Ralf Straub
Title:	Managing Director

BD 1 Investment Holding, LLC

By:	/s/ Todd Steadman
(Signature)

Name:	Todd Steadman
Title:	Manager

[Signature Page to Omnibus Side Letter]

Exhibit 2(a) - Representations and Warranties of Principal and FL1

A. Organization. Each of Principal and FL1 is in good standing and validly exists under the laws its respective jurisdiction of formation and has full corporate power and authority to carry on its business as now conducted.

B. Authorization. This Agreement, the Purchase Agreement and the other Ancillary Agreements to which either Principal or FL1 is or will be a party have been, or upon their execution and delivery hereunder and thereunder, will have been, duly and validly executed and delivered by Principal and FL1 and constitute, or will constitute, valid and binding agreements of Principal or FL1 enforceable against Principal or FL1, as applicable in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Principal and FL1 each have all requisite corporate power and authority to execute and deliver this Agreement and carry out the transactions contemplated in this Agreement, the Purchase Agreement and the other Ancillary Agreements, as applicable. All requisite action on the part of Principal and FL1 has been taken to authorize the execution and delivery of this Agreement, the Purchase Agreement and the other Ancillary Agreements to which either Principal or FL1 is or will be a party.

C. No Conflicts; Consents. The execution and the delivery by Principal and FL1 of this Agreement, the Purchase Agreement and the Ancillary Agreements to which either Principal or FL1 is or will be a party do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, (a) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (i) any provision of Principal’s or FL1’s articles or certificate of organization or formation, or any other organizational documents of Principal or FL1, as applicable, or (ii) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Principal or FL1, as applicable, or any of their respective properties or assets, (b) require on the part of Principal or FL1 any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (c) require any notice, consent or waiver under any Contract of Principal or FL1, (d) result in the imposition of any Lien upon any of the Purchased Assets, (e) violate any order, writ, injunction, or decree applicable to any of the Purchased Assets, or (f) violate any statute, rule, regulation or other Law applicable to any of the Purchased Assets.

D. Sufficiency. The Purchased Assets constitute all of the assets, properties and rights used or otherwise necessary to conduct the Manufacturing Process and operate the Purchased Equipment as operated by Seller prior to the Effective Date and to allow Buyer to conduct the Manufacturing Process and operate the Purchased Equipment following the Effective Date. No part of the Purchased Assets is operated or conducted by or through, or owned by or licensed from, any Person other than Seller. The Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and are safe and adequate for the uses to which they are intended and are being put to use. None of the Purchased Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs due to normal wear and tear and not caused by faulty workmanship. There are no developments relating to or affecting any of the Purchased Assets pending or, to the knowledge of Seller, threatened, which might reasonably be expected to materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

E. No Undisclosed Liabilities. As of the Effective Date, other than Seller’s outstanding obligations to DB under the DB Facility Agreement and the Assumed Liabilities, Seller has no outstanding obligations or Liabilities due to any other Person, including any Liabilities relating to or affecting the Purchased Assets, of any kind whatsoever.

F. Litigation. There are no Actions pending before any Governmental Authority (i) relating to the Purchased Assets, (ii) relating to the Sublease Agreement or (iii) that question or challenge the validity of this Agreement, the Purchase Agreement or any of the Ancillary Agreements to which Seller is or will be a party, or any of the transactions contemplated herein or therein. There is no judgment, decree or order against Seller or any of its properties or the Purchased Assets.

G. Specified IP.

1.G.1 Ownership. Except for any obligations under the DB Facility Agreement relating thereto, Seller exclusively owns and possesses all right, title and interest in and to the Specified IP, free and clear from any Liens and claims or rights of joint owners, employees, agents, consultants, or any other party. Immediately following the Effective Date, the Specified IP will be available for use by Buyer on the terms and conditions set forth in the IP License Agreement. The Specified IP includes all of Seller’s Intellectual Property Rights relating to the Manufacturing Process or otherwise related to thin-film photovoltaic research, development, manufacture and production, and all Intellectual Property Rights used in, or necessary for, the operation, licensing, and marketing of the foregoing. To the knowledge of FL1, Seller has secured valid and enforceable written assignments or work-for-hire or equivalent agreements, from all consultants, contractors and employees and all other Persons who contributed to the creation or development of any of the Specified IP of their rights to such contributions that Seller does not already own by operation of law. Except for the Deutsche Bank Lien, the Specified IP is not subject to any restrictions or limitations (including any orders, judgments, decrees, stipulations, or settlement agreements) regarding ownership, use, or enforcement.

1.G.2 Contracts. Except for the Purchase Agreement and the DB Facility Agreement, there are no contracts, covenants, agreements, releases, or other obligations relating to the transfer or sale of, or any Lien or other encumbrance on, the Specified IP in any manner.

1.G.3 Infringement. To the knowledge of FL1 (a) the use or operation of the Specified IP and the operation of the Manufacturing Process or otherwise does not infringe, misappropriate, violate or dilute, and has not infringed, misappropriated, violated, or diluted, any Intellectual Property Rights of any third party, and FL1 does not have knowledge of any facts that indicate a likelihood of any of the foregoing, and (b) Seller has not received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from a third party). To knowledge of the FL1, no third party has infringed, misappropriated, violated or diluted any of the Specified IP.

1.G.4 Maintenance. Seller has taken all necessary and desirable actions to maintain and protect all of the Specified IP so as not to adversely affect the validity or enforceability thereof or Seller’s rights therein. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of Specified IP and none of the Specified IP has been disclosed to any Person other than pursuant to a written confidentiality agreement in the ordinary course of business.

1.G.5 No Disputes. There are no Actions pending or, to the knowledge of FL1, threatened (and, to the knowledge of FL1, at no time prior to the date of this Agreement has there been any pending or threatened Action): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person by Seller; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Specified IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Specified IP. Seller is not subject to any outstanding governmental order that restricts or impairs the use of any Specified IP. Seller has not sent or received any complaint, claim or dispute involving the matters of the types contemplated by this Section 1.G.5 (including any unsolicited offer to license to or from any Person) or requested or received opinions of counsel related to the same.

1.G.6 Effects of the Transaction. Neither the execution, delivery or performance of this Agreement and the Purchase Agreement nor any other agreements delivered pursuant hereto or thereto nor the consummation of any of the transactions contemplated by this Agreement or by the Purchase Agreement or any such other agreement entered into in connection herewith or therewith shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare a loss of, or encumbrance on, any Specified IP, or the grant, assignment, or transfer to any other person of any license or other right or interest under, to or in any Specified IP, other than the Deutsche Bank Lien in accordance with the terms hereof and thereof.

H. Real Property. Buyer has been furnished with true, correct and complete copies of Seller’s lease for its Gewerbestrasse 16, 8155 Niederhasli, Switzerland facility that contains the Manufacturing Facility (the “Lease”), which is valid, binding, enforceable and in full force and effect against Seller, and the Manufacturing Facility is the only real property used in the Manufacturing Process or with the Purchased Equipment. Subject to the consummation of the transactions contemplated hereby, including entry by Buyer into the Sublease Agreement and receipt of the consent contemplated in Section 2.1 of the Purchase Agreement, the execution, delivery and performance of this Agreement, the Purchase Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby does not require notice to or the consent or approval of any party to the Lease, nor will such transactions violate the Lease or cause Seller to be in default under the Lease. Seller is not in default of any obligation under the Lease and no amount due under the Lease remains unpaid, and, to the knowledge of FL1, (i) no other party to the Lease is in default of any obligation thereunder and (ii) no event has occurred which with the passage of time or giving of notice, or both, would constitute a default of any obligation under the Lease. Seller has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Manufacturing Facility. Seller has not sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy the Manufacturing Facility.

I. Supply Agreement. Seller has made available to Buyer a true, correct and complete copy of the Supply Agreement (including any amendments or modifications thereto). The Supply Agreement is valid and binding on Seller and the counterparties thereto and is in full force and effect. Neither Seller nor, to FL1’s knowledge, the counterparty to the Supply Agreement is in breach of, or default under, the Supply Agreement in any material respect.

J. Insurance. Seller maintains policies of insurance in form and amount as is customary for the Manufacturing Process and the Specified Equipment and operation of the Manufacturing Facility and the Purchased Equipment and as may be additionally required under the terms of any Contract or agreement related thereto. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

K. Taxes. All Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid by or with respect to Seller with respect to the Manufacturing Process and the Purchased Assets have been duly and timely paid to appropriate Tax authorities. Seller has filed with the appropriate tax authorities all Tax Returns that it was required to file with respect to the Manufacturing Process and the Purchased Assets, and all such Tax Returns are true and correct in all respects. There are no Liens for Taxes upon any of the Purchased Assets nor is any Tax authority in the process of imposing any Lien for Taxes on any of the Purchased Assets. Seller has not entered into any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar Contract or arrangement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes that will require any payment by Buyer after the date hereof. Seller has not been the subject of any Tax audit, inquiry or similar proceeding relating to the Manufacturing Process or the Purchased Assets, and no audit, inquiry or proceeding with respect thereto is pending or threatened. Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all material information reporting and backup withholding provisions of applicable Law.

L. Employees; Pension and Benefit Plan Matters.

1.L.1 The (anonymized) list of Transferred Employees set forth on Exhibit 6.1 of the Purchase Agreement and all information contained therein is true and complete.

1.L.2 There are no employment or benefit agreements, plans or arrangements entitling the employee to severance or other payment consequent upon the consummation of the transactions contemplated by this Agreement.

1.L.3 To the knowledge of FL1, none of the Transferred Employees has raised grievances or complaints or has claims pending or threatened with respect to violations of labour laws, including, but not limited to, sexual harassment and discrimination.

1.L.4 Seller has up to the Effective Date been in compliance with all terms and conditions of the employment agreements with the Transferred Employees and with all applicable laws in respect of the employment of the Transferred Employees.

1.L.5 Seller has made all payments to the Transferred Employees, other than in respect of the Pre-Closing Assumed Employee Liabilities, relating to periods or accruing before the Effective Date and paid all social security contributions, taxes and other duties relating to the employment agreements in accordance with applicable laws and the terms and conditions of the employment agreements (including without limitation (i) salary payments, (ii) bonus and incentive payments (iii) remuneration for overtime (Überstunden and Überzeit) and (iv) claims for anniversary payments).

1.L.6 Seller has previously delivered to Buyer all constituting documents of all pension funds, pension plans, health and welfare commitments, or similar benefit plans or commitments which exist in respect of the Transferred Employees (collectively, the “Employee Benefit Plans”) as at the date of this Agreement. All contributions to the Employee Benefit Plans due by Seller relating to the Transferred Employees for any period prior to the Effective Date have been made in accordance with applicable laws and regulations and the Employee Benefit Plans are fully funded as of the Effective Date. Seller shall procure that the pension fund entitlement for the Transferred Employees will be transferred to the pension scheme set up by Buyer in accordance with applicable laws and regulations (including Teilliquidation, if applicable).

1.L.7 To the knowledge of FL1, Seller has duly complied with all material obligations vis-à-vis the Transferred Employees, any relevant trade union, works council and employee representative respecting employment and labour laws and practices and, as of the Effective Date, there is no labour strike, dispute, slowdown or stoppage actually pending or threatened in writing to Seller by any of the Transferred Employees against Seller. To the knowledge of FL1, as of the Effective Date, there are no circumstances which might give rise to any of the Transferred Employees to any labour strike, dispute, slowdown or stoppage. As of the Effective Date, there are no collective labour or other agreements with any trade unions or similar organisations which affect the Transferred Employees.

M. Absence of Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, is or would reasonably be expected to be (a) pending against Seller or any of the Purchased Assets, (b)  affecting any of the Purchased Assets, or (c) affecting the Sublease Agreement, and Seller has not made any assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis of the institution of any such insolvency proceedings. Seller is not insolvent under any applicable Law, or within the zone of insolvency.

N. Seller Products. To the knowledge of FL1, no Governmental Authority has alleged to Seller in writing or, to the knowledge of FL1, otherwise, that any Seller product designed, manufactured, held in inventory, marketed, distributed, or delivered by the Seller is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. To the knowledge of FL1, none of Seller’s products produced in the Manufacturing Process or using the Purchased Assets is subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority or otherwise (and to the knowledge of FL1, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

O. Export Controls.

1.O.1 None of FL1, Seller, nor to the knowledge of FL1, any representative or Affiliate of FL1 or Seller, is (i) a Person listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (ii) a Person operating, organized or resident in a country or region which is itself the subject of any sanctions (“Sanctioned Country”) (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) any Person owned or controlled by any Person or Persons specified in clauses (i) or (ii) above (clauses (i), (ii) and (iii), together, “Sanctioned Persons”). Each of FL1 and Seller, and to the knowledge of FL1, all Affiliates and representatives of FL1 and Seller when acting on behalf of FL1 or Seller, as applicable, are in compliance with applicable sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Seller or any representative of the Seller being designated as a Sanctioned Person. None of FL1 or Seller, nor any Affiliate or representative of FL1 or Seller when acting on behalf of FL1 or Seller, as applicable, are engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of sanctions by Seller. There are no pending or, to the knowledge of FL1, threatened claims against FL1, Seller or any of their respective Affiliates with respect to sanctions.

1.O.2 Each of FL1, Seller and, to the knowledge of FL1, each Affiliate and representative of FL1 and Seller is in compliance in all material respects with applicable export and reexport control laws, regulations, permits, licenses, agreements, and orders (collectively “Export Control Laws”). To the knowledge of FL1, there are no inquiries or investigations pending or threatened against FL1, Seller or their respective Affiliates or representatives by any Governmental Authority with respect to Export Control Laws. To the knowledge of FL1, none of FL1, Seller or their respective representatives have been subject to any such inquiries or investigations and have not made and do not intend to make any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any violation, potential violation, or Liability arising under or relating to any Export Control Laws.

P. Environmental Matters. Seller possesses all environmental approvals, declarations, consents or permits (collectively, “Environmental Permits”) necessary, as the case may be, to conduct the Manufacturing Process and operate the Purchased Equipment as presently conducted and operated and is in compliance with all such Environmental Permits in all material respects. The consummation of this Agreement will not lead to the reconsideration, modification, or alteration of any right under or withdrawal of any Environmental Permit possessed by Seller. To the knowledge of FL1, (i) Seller has not received any complaint, notice, injunctions, demand from any Governmental Authority or from any third party alleging any private nuisance, harm to the environment or property right infringement on environmental, health and safety or public health grounds and (ii) Seller has complied in all material ways with all applicable Laws and Environmental Permits in relation with the protection of the environment including in respect of the disposal of all waste generated in connection with the conduct or operation of the Manufacturing Facility or the Purchased Equipment.

Q. Full Disclosure. FL1 has disclosed to Buyer all facts material to the Manufacturing Process and the Purchased Assets known to FL1. There is no fact known to FL1 but undisclosed to Buyer that would have a Material Adverse Effect on Seller and its subsidiaries, taken as a whole, or the Purchased Assets or the Specified IP. No representation or warranty by Principal or FL1 contained in this Agreement, the Purchase Agreement or the other documents and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of Principal or FL1 to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transaction contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Exhibit 2(b) - Representations and Warranties of Investor

A. Authorization. The Investor has all necessary power and authority to execute, deliver and perform the Investor’s obligations under this Agreement and to carry out all of the actions required of the Investor pursuant to the terms hereof, and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Investor and its shareholders. This Agreement has been duly executed and delivered by the Investor, and this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

B. Noncontravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (A) constitute a violation or breach of, or be in conflict with, constitute or create a default under, result in the termination of, the acceleration of the maturity of, or the acceleration of performance of any obligation of the Investor under, or result in the creation or imposition of any Lien upon any property, assets or rights of the Investor pursuant to any Contract; (B) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Investor or conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Investor; or (C) require the consent or waiver of, notice to or other action by any Person.

Exhibit 2(c) - Representations and Warranties of Buyer

A. Organization and Valid Existence. Buyer is a corporation organized under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Buyer.

B. Authorization. This Agreement, the Purchase Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Buyer and constitute, or will constitute, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Buyer has all requisite power and authority to execute and deliver this Agreement, the Purchase Agreement and the other Ancillary Agreements to which it is or will be a party and to carry out and perform the transactions contemplated in this Agreement, the Purchase Agreement and the Ancillary Agreements to which it is or will be a party. As of the Effective Date, all requisite corporate action on the part of Buyer has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is or will be a party.

C. Litigation. There are no Actions pending before any Governmental Authority, or to Buyer’s knowledge, threatened or reasonably expected, against Buyer that question or challenge the validity of this Agreement, the Purchase Agreement or any of the Ancillary Agreements to which Buyer is or will be a party, or any of the transactions contemplated herein or therein.

Exhibit 2(d) - Compensation in case of breaches of Representations and Warranties / Limitation of Liability

A. Survival of Representations and Warranties. Except for any claims based upon, arising out of or in connection with (i) any fraud, intentional misrepresentation or willful misconduct by a Party (which claims shall survive indefinitely), and (ii) the Fundamental Representations, all of the representations and warranties of the parties hereto contained in this Agreement shall survive the Effective Date and continue until the date that is eighteen (18) months following the Effective Date. The Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). The covenants, agreements and indemnities set forth in this Agreement shall survive the Effective Date until fully performed in accordance with their respective terms. Notwithstanding the foregoing, if prior to the expiration of the relevant claims period specified above, a party entitled to indemnification hereunder shall have asserted a claim made in good faith for indemnification hereunder and such claim shall not have been fully resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof (whether or not the claim has been filed with the applicable Governmental Authority at the expiration of the specified period of survival), provided that the relevant Party commences judicial proceedings against the other Party within three (3) months after the expiry of the relevant time limitation. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any party to this Agreement against the other parties or others and any liabilities that a party to this agreement may be subject to pursuant to applicable Law.

B. Indemnification by Principal and FL1. Principal and FL1 shall, jointly and severally, indemnify, defend and hold harmless Buyer, its officers, directors, agents, subsidiaries, attorneys, employees (including employees of Buyer’s subsidiaries), and each Person, if any, who controls or may control Buyer (each a “Buyer Indemnified Person” and collectively “Buyer Indemnified Persons”), from and against any and all Damages, asserted against, resulting from, imposed upon, or incurred or suffered, by any of the Buyer Indemnified Persons as a result of or arising from or in connection with (a) breaches of any of Principal’s, Investor’s or FL1’s representations and warranties contained in this Agreement, (b) breaches of any of Principal’s, Investor’s or FL1’s covenants or agreements contained in this Agreement, (c) breaches of Seller’s representations, warranties, covenants or agreements contained in this Agreement or the Purchase Agreement, (d) any allegation or claim relating to the ownership, use, sale, licensing or development of the Purchased Assets prior to the Effective Date, (e) any Excluded Liabilities, (f) any Pre-Closing Assumed Employee Liabilities, (g) any claim of infringement relating to the Specified IP, (h) any claim by a Transferred Employee against Buyer relating to the employment relationship regarding the period prior to the Effective Date, (i) any claim asserted against Buyer by any Excluded Employee relating to the employment relationship as a result of or in connection with the transactions contemplated by the Purchase Agreement, including with respect to any change of control/transaction related or similar bonus that may be payable in connection with the transactions contemplated by the Purchase Agreement and (j) costs and expenses incurred in connection with such claims, including reasonable attorney’s fees and court costs, (k) all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Purchase Agreement; and (l) fraud or intentional misrepresentation by or on behalf of Principal, FL1 or the Seller.

C. Tax Treatment. The parties shall treat for Tax purposes any indemnity payment made pursuant to this Agreement as an adjustment to the total Purchase Price pursuant to the Purchase Agreement (except as otherwise required by Law, in which case such payment will be made in amount sufficient to indemnify the relevant Buyer Indemnified Person or Seller Indemnified Person on an after-Tax basis).

D. General limitation of Claims. No liability shall attach to Principal or FL1 under this Agreement where the individual claim is less than USD 50,000 (each, a “De Minimis Claim”), provided that, at such time as the aggregate indemnifiable Damages (including all De Minimis Claims) under Section (B) of this Exhibit 2(d) exceed on a cumulative basis the De Minimis Amount, then all such Damages shall be indemnifiable hereunder, including the amount of all De Minimis Claims.

E. Liquidated Damages. In the event of a breach by Principal or FL1 of any covenant contained in Sections 1(a), 1(b), 1(d) or 1(e) of this Agreement that continues without cure for a period of fifteen (15) days after receipt by Principal or FL1, as applicable, of a written notice of such breach from Buyer, Principal or FL1, as applicable, shall pay to Buyer an amount equal to USD $5,000,000, plus the amount of Damages incurred by Buyer as a result of such breach, which shall be paid by wire transfer of same-day funds on the business day immediately following the expiration of such fifteen (15) day period.

Annex 1 – Defined Terms

A. “Fundamental Representations” means the representations and warranties of Sellers set forth in Exhibit 9.1 of the Purchase Agreement and Section A (Organization), Section B (Authorization), Section C (No Conflicts; Consents), Section D (Sufficiency), Section E (No Undisclosed Liabilities), Section G (Specified IP), Section K (Taxes) and Section M (Absence of Solvency) of Exhibit 2(a) hereto.

B. “Intellectual Property Rights” means any and all rights in, arising out of, or associated with any or all of the following, whether now or hereafter existing, created, acquired or held: (i) all U.S., international and foreign patents and patent applications (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements; (ii) trade secrets, confidential information and data and know-how; (iii) works of authorship, including all copyrights, copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world; (iv) mask works, including mask work registrations and applications therefor, and any equivalent or similar rights; (v) industrial designs, including any registrations and applications therefor throughout the world; (vi) trade names, logos, trademarks and service marks and other indicia of ownership, including registered trademarks and service marks, all applications to register trademarks and service marks throughout the world, including intent to use registrations, and all goodwill symbolized or associated therewith; (vii) databases and data collections throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

C. “knowledge of FL1” or any other similar qualification used herein, means the actual knowledge, after due investigation within FL1 and of FL1’s representatives and advisers, of FL1, Johannes Kuhn or any other executive officer or manager (or comparable officer) of FL1.

D. “Liability” shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement related to the Purchased Assets, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

E. “Material Adverse Effect” shall mean any effect that is or could reasonably be expected to be materially adverse to the Purchased Assets and/or the Manufacturing Process, whether or not occurring in the ordinary course of business.

F. “MFW Conditions” means (a) the approval of a special committee of independent and disinterested members of the Buyer’s Board of Directors and (b) the affirmative vote of a majority of the voting power of the outstanding shares of Buyer capital stock not beneficially owned by the Principal or its Affiliates (including the Investor), in each case of clauses (a) and (b), to the extent necessary to satisfy the framework established under Kahn v. M & F Worldwide Corp., 88 A.3d 635 (Del. 2014) and its progeny.

G. “Specified IP” means the intellectual property rights used or useful in the operation of the Specified Equipment or the conduct of the Manufacturing Process, including the intellectual property rights more particularly identified on Exhibit 1(d)(i).

H. “Tax Return” shall mean any return, declaration, report, disclosure, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.